Exhibit 4.3.1

144ACUSIP:          85224C AA2
144A CINS:           US85224CAA27

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE U.S. TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE U.S. TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE U.S. OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY

 OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A)  ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

11.625% Senior Second Lien Notes due 2017

No. A-1	$288,560,000

SQUARETWO FINANCIAL CORPORATION

promises to pay to Cede & Co.

or registered assigns,

the principal sum of TWO HUNDRED EIGHTY EIGHTY MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS ($288,560,000) on April 1, 2017.

Interest Payment Dates:  April 1 and October 1

Record Dates:  March 15 and September 15

Dated:  April 7, 2010

SQUARETWO FINANCIAL CORPORATION

By:	/s/ Paul A. Larkins
	Name:	Paul A. Larkins
	Title:	President and Chief Executive Officer

By:	/s/ Thomas G. Good
	Name:	Thomas G. Good
	Title:	Secretary and General Counsel

This is one of the Notes referred to in
the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Kathleen Connelly
Authorized Signatory

(Back of Note)

11.625% Senior Second Lien Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture dated as of April 7, 2010, among SquareTwo Financial Corporation (the “Company”), the Guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”) unless otherwise indicated.

1.             Interest.  SquareTwo Financial Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11.625% per annum from April 7, 2010 until maturity.  The Company will pay interest and Additional Interest, if any, semi-annually in arrears on each April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 1, 2010.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at the interest rate on this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3.             Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of the Guarantors may act in any such capacity.

4.             Indenture.  The Company issued the Notes under an Indenture dated as of April 7, 2010 (the “Indenture”) among the Company, the Guarantors and the Trustee.  This Note is one of a duly authorized issue of notes of the Company designated as its 11.625% Senior Second Lien Notes due 2017, which may be issued under the Indenture.  The Company shall be entitled to issue Additional Notes pursuant to the Indenture.  The Notes and any Additional Notes issued in accordance with the Indenture are treated as a single class of securities under the Indenture unless otherwise specified.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are senior secured obligations of the Company.

5.             Optional Redemption.

(a)           The Notes may be redeemed, in whole or in part, at any time prior to April 1, 2014, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date)

(b)           Except as set forth in clauses (a) and (b) of this Paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this Paragraph 5 prior to April 1, 2014.  Thereafter, the Company may redeem all or a part of the Notes (which includes Additional Notes, if any) upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR	PERCENTAGE

2014	105.813%

2015	102.906%

2016 and thereafter	100.000%

(c)           Notwithstanding the provisions of clauses (a) and (b) of this Paragraph 5, at any time prior to April 1, 2013, the Company may at its option on any one or more occasions redeem the Notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings; provided that:

(i)           at least 65% of such aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption (other than Notes held directly or indirectly by the Parent Company, the Company and its Subsidiaries); and

(ii)            each such redemption must occur within 90 days of the date of the closing of any such Equity Offering.

(d)              Any such redemption pursuant to this Paragraph 5 shall be made pursuant to the applicable provisions of Article 3 of the Indenture.

6.             Mandatory Redemption.  Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.             Repurchase At Option of Holder.

(a)           If there is a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or a $1,000 integral multiple thereof (provided, that no Notes will be purchased in part if such Note would have a remaining principal amount of less than $2,000)) of each Holder’s Notes (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           If the Company or any of its Restricted Subsidiaries consummate an Asset Sale offer, the Company shall, if required by Section 4.07 of the Indenture, promptly commence an offer to all Holders of Notes (an “Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Net Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase in accordance with the procedures set forth in the Indenture.  If the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or $1,000 integral multiples thereof, shall be purchased).  Holders of Notes that are the subject of an offer to purchase will receive an Offer from the Company at least twenty Business Days prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.             Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed by first class mail to its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

9.             Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption or during the period between a record date and the corresponding Interest Payment Date.

10.           Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Security Documents, the Note Guarantees and the Notes may be amended or supplemented, and any existing default or compliance with any provision of the Indenture, the Security Documents, the Note Guarantees and the Notes may be waived, with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes.  Without the consent of any Holder of a Note, the Indenture, the Security Documents, the Note Guarantees, and the Notes may be amended or supplemented, among other matters, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

12.           Defaults and Remedies.  Events of Default include:  (i) default for 30 days in the payment when due of interest on or Additional Interest, with respect to the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Sections 4.06, 4.07 or 5.01 of the Indenture; provided, that in the case of Section 4.07, such failure has not been cured within 30 days; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with any other agreements in the Indenture for 60 days (or 90 days in the case of Section 4.18 of the Indenture) after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding; (v) default (after giving effect to any waivers, amendments, grace periods or extensions of any maturity date) under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity; and (c) in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) the failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $20.0 million (not covered by insurance policies or credit-worthy third party indemnity under which the insurer or indemnifying party has not denied coverage or liability, as applicable), which judgments are not paid, waived, discharged or stayed within 60 days following entry of judgment; (vii) except as permitted by the Indenture, any Note Guarantee of any Restricted Subsidiary that is a Significant Subsidiary or of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; (viii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and (ix) (1) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (a) any default or breach by the Company or any Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects in any material respect the condition or value of the Collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, taken as a whole, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding Notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction; or (2) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any

Restricted Subsidiary constituting a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.           Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           No Recourse Against Others.  A director, officer, employee, member, manager, incorporator or stockholder of the Company or the Guarantors, as such, shall not have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of April 7, 2010, among the Company, the Guarantors and the parties named on the signature pages thereof (the “Registration Rights Agreement”).

18.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

SquareTwo Financial Corporation
4340 S. Monaco, Second Floor
Denver, CO  80237
Telecopier No.:  303-713-2509
Attention:  General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name
appears on the face of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.09 or 4.07 of the Indenture, check the box below:

☐  Section 3.09     ☐  Section 4.07

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.09 or Section 4.07 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name
appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian